Exhibit 10.1

     THIS EMPLOYMENT AGREEMENT is effective as of the 31st day of December, 2008 (the “Effective Date”) by and between Trans World Entertainment Corporation, a New York corporation (the "Company"), and Robert J. Higgins ("Higgins").

Background

     WHEREAS, Higgins and the Company executed an employment agreement effective as of May 1, 2003, which expired on April 30, 2008 (the "2003 Employment Agreement"); and

     WHEREAS, the Company desires to revise and extend the terms of the 2003 Employment Agreement to assure the Company of Higgins' continued services in a leadership capacity and to compensate him therefor; and

     WHEREAS, Higgins is willing to commit to continue serving the Company on the terms and conditions provided in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. CAPACITY AND DUTIES

     1.1 Employment. The Company hereby employs Higgins and Higgins hereby accepts employment by the Company upon the terms and conditions hereinafter set forth for a term commencing on the date hereof and expiring on the third anniversary of the Effective Date (unless Higgins' service is sooner terminated as set forth below) (the "Contract Period"). The initial three-year term of this Employment Agreement is subject to automatic one year extensions starting on the second anniversary of the Effective Date and on each subsequent anniversary date, unless, at least 30 days before any such anniversary date, Executive or the Company cancels the automatic extension by giving written notice to the other party of its election to cancel such extension, in which case the term of Executive’s employment hereunder shall terminate one year following such anniversary date.

     1.2 Capacity and Duties.

          1.2.1 Higgins shall be employed by the Company as its Chief Executive Officer and shall have the executive authority, consistent with such position, as may from time to time be specified by the Board of Directors of the Company or any duly authorized committee thereof (the "Board").

          1.2.2 Higgins shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently serve the business and interest of the Company and its affiliates (as defined below), provided that Higgins may devote such time as is reasonably required for charitable and other personal activities in accordance with the Company's practices and policies.

         1.2.3 For the purposes of this Agreement, an "affiliate" of the Company means any person or entity that controls the Company, is controlled by the Company, or which is under common control with the Company. For the purposes of this definition of "affiliate", "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings; provided that any person or entity who owns beneficially, either directly or though one or more intermediaries, more than 20% of the ownership interests in a specified entity shall be presumed to control such entity for the purposes of this Agreement.

SECTION 2. COMPENSATION

     2.1 Base Compensation. As compensation for Higgins' services hereunder, the Company shall pay Higgins a base salary at the annual rate of $1,000,000. This base salary shall be payable in installments in accordance with the Company's regular payroll practices in effect from time to time. The annual base salary of Higgins shall not be decreased at any time during the Contract Period from the amount then in effect, unless Higgins otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement and other employee benefit plans and in fringe benefits shall not reduce the annual base salary payable to Higgins under this Section 2.1.

     2.2 Benefits.

          2.2.1 During the Contract Period, Higgins (and his covered dependents, if applicable) shall be entitled to participate in all incentive, savings, retirement, welfare and other employee benefit plans, practices, policies and programs that the Company may provide for the benefit of its executive employees generally (together with the fringe benefits described below, "Employee Benefits"). Higgins shall also be entitled to participate in any other fringe benefits which may be or become applicable to the Company's executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations and any other benefits that are commensurate with the duties and responsibilities to be performed by Higgins under this Agreement.

          2.2.2 If Higgins becomes a participant in any employee benefit plan, practice or policy of the Company or its affiliates, Higgins shall be given credit under such plan for all service in the employ of the Company and any predecessors thereto or affiliates thereof prior to the date hereof, for purposes of eligibility and vesting, benefit accrual and for all other purposes for which such service is either taken into account or recognized under the terms as such plan, practice or policy.

          2.2.3 The Company shall pay or reimburse Higgins for all reasonable expenses (including expenses of travel and accommodations) incurred or paid by Higgins in connection with the performance of Higgins' duties hereunder upon receipt of itemized vouchers therefor and such other supporting information as the Company shall reasonably require.

          2.2.4 During the Contract Period, the Company shall continue to provide Higgins with an automobile for use by Higgins consistent with past practices and shall continue to pay or reimburse Higgins for expenses he reasonable incurs for the maintenance and operation of such automobile upon receipt of itemized vouchers therefor and such other supporting information as the Company shall reasonably require.

          2.2.5 During the Contract Period, Higgins shall be entitled to paid vacations in a manner commensurate with Higgins' status as the Chief Executive Officer of the Company, which shall not be less than the annual vacation period which Higgins is presently entitled.

     2.3 Executive Bonus Plan. The Company maintains the Executive Bonus Plan (the "EBP") to provide performance-based incentive compensation to Higgins and certain other executives of the Company. During the Contract Period, Higgins shall be eligible to earn an annual performance bonus of 0 to 200% of his annual base salary in effect for that year ("incentive compensation"), calculated in such fashion and based on the achievement of certain performance criteria as are approved by the Board or the Compensation Committee prior to the beginning of such year under the EBP.

     2.4 Insurance. During each calendar year of the Contract Period (beginning with calendar year 2009), the Company shall pay or advance for life insurance protection for Higgins’ designated beneficiary, under an arrangement selected by Higgins, an amount equal to $150,000.

     2.5 Additional Compensation. The Board, although under no obligation to do so, may determine from time to time to pay to Higgins compensation in addition to the annual base salary and incentive compensation required to be paid above. The Board may grant Higgins options to purchase shares of common stock of the Company ("Common Stock"), may issue him restricted Common Stock or may award him stock appreciation rights. In addition to the foregoing, pursuant to the provisions of the 2005 Long Term Incentive Plan (the “Plan”), upon effectiveness of this Agreement, the Employee will be awarded Restricted Share Units, the Common Stock subject to which will have a fair market value on the date of grant equal to $1,100,000 (the “Restricted Share Units”), subject to the terms and conditions of the Plan and those set forth in the Restricted Stock Unit Agreement.

SECTION 3. TERMINATION OF EMPLOYMENT

     3.1 Death or Disability of Higgins.

          3.1.1 Higgins' employment hereunder shall immediately terminate upon his death, upon which the Company shall pay earned but unpaid base salary through the date of death, reimbursement for expenses incurred prior to the date of death in accordance with the Company’s expense reimbursement policy, payment for accrued but unused vacation time in accordance with Company policy, and annual bonus for the fiscal year of death in an amount determined by the Compensation Committee of the Board of Directors based on the achievement of the performance goals under the annual bonus plan applicable to Higgins for the entire fiscal year but prorated based upon the number of days in the fiscal year through the date of death. The annual bonus amount shall be paid on the date bonuses for the fiscal year are paid to other executives but in all events on a date that is after the end of the fiscal year and within four months after the end of the fiscal year, and the other amounts payable under this Section 3.1.1 (other than expense reimbursements, which shall be paid in accordance with the applicable Company policy) shall be paid within thirty (30) days after Higgins’ death.

          3.1.2 If Higgins, in the reasonable opinion of the Company, is Disabled (as defined below), the Company shall have the right to terminate Higgins' employment upon 30 days prior written notice to Higgins at any time after the expiration of the 180 day period referred to below, in which event the Company shall pay Higgins (v) earned but unpaid base salary through the date of termination in accordance with normal payroll practices, (w) reimbursement for expenses incurred prior to the date of termination in accordance with the Company’s expense reimbursement policy, (x) payment for accrued but unused vacation time in accordance with Company policy, such payment to be made within thirty (30) days after Higgins’ termination of employment, (y) annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee of the Board of Directors based on the achievement of the performance goals under the annual bonus plan applicable to Higgins for the entire fiscal year but prorated based upon the number of days in the fiscal year through the date of termination, and (z) an amount equal to two (2) times his base salary for the period from the date of termination until six months following the date of such termination (half of which represents his bonus for such period at target), such aggregate amount to be paid, subject to Section 5.1.1 below, in equal installments over such period in accordance with the regular payroll practices of the Company. The annual bonus amount set forth in clause (y) above shall be paid on the date bonuses for the fiscal year are paid to other executives but in all events on a date that is after the end of the fiscal year and within four months after the end of the fiscal year. As used in this Agreement, the term "Disabled" or "Disability" shall mean the inability of Higgins to perform substantially Higgins' duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of at least 180 days. The date of Disability shall be on the last day of such 180 day period. The determination of whether the Disability has occurred shall be made by a licensed physician chosen by the Board.

     3.2 [RESERVED]

     3.3 Date of Termination.

          3.3.1 Except as otherwise provided in this Agreement, the employment of Higgins hereunder shall terminate upon the earliest to occur of the dates specified below:

          3.3.1.1 the end of the Contract Period;

          3.3.1.2 the close of business on the date of Higgins' death;

          3.3.1.3 the close of business on the date on which the Company delivers to Higgins a written notice of the Company's election to terminate Higgins' employment for "Cause" (as defined below);

          3.3.1.4 the close of business on the date which is 30 days after the date on which the Company delivers to Higgins a written notice of the Company's election to terminate Higgins' employment because of Disability;

          3.3.1.5 the close of business on the date on which Higgins delivers to the Company a notice of his election to terminate his employment for "Good Reason" (as defined below), which may not occur prior to the expiration of the Company’s cure period set forth below; or

          3.3.1.6 the close of business on the date on which the Company delivers to Higgins a written notice that the Board has adopted a resolution terminating the Higgins' employment and such termination is not for death, Cause or Disability.

          3.3.2 Any purported termination by the Company or by Higgins shall be communicated by written Notice of Termination to the other. For the purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Higgins' employment under the provision so indicated. No such purported termination shall be effective without delivery of such Notice of Termination. Termination of employment will not cause a termination of this Agreement, the terms of which shall survive any termination of employment in accordance with the express terms hereof.

     3.4 Termination for Cause.

          3.4.1 In the event Higgins' employment is terminated (i) by the Company for Cause, or (ii) by Higgins for any reason other than Good Reason, the Company's remaining obligations under this Agreement shall terminate as of the date provided in Section 3.3.

          3.4.2 For the purposes of this Agreement, the term "Cause" shall mean:

          3.4.2.1 fraud, theft, misappropriation or embezzlement of the Company's funds;

          3.4.2.2 conviction of (i) any felony, or any crime involving fraud or misrepresentation, or (ii) of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company, except, in the case of clause (ii) only, if Higgins' actions which result in such a conviction were taken in good faith and in a manner Higgins reasonably believed not to be adverse to the interests of the Company;

          3.4.2.3 after a written demand for substantial performance to Higgins from the Board (mailing of such written demand having been authorized by a least 60% of the independent (within the meaning of the NASDAQ Stock Market Rules) directors then in office) which specifically identifies the manner in which the Board believes that Higgins has intentionally materially breached Higgins' duties and provides Higgins with a 30 day period in which to cure such breach, the willful and continuing intentional material breach by Higgins and failure substantially to perform Higgins' duties with the Company (other than any such failure resulting from Disability); or

          3.4.2.4 abuse of alcohol or other drugs which interferes with the performance by Higgins of his duties, provided that Higgins has been given 30 days notice by the Company of its intent to terminate Higgins pursuant to this provision during which time Higgins has not demonstrated the cessation of such abuse to the reasonable satisfaction of the Board.

Notwithstanding the foregoing or any other provision hereof, Higgins shall not be deemed to have been terminated for Cause unless there shall have been delivered to Higgins a copy of a resolution duly adopted by the affirmative vote of not less than 60% of the independent (within the meaning of the NASDAQ Stock Market Rules) members of the Board.

          3.4.3 For the purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the events or conditions described in the following subparagraphs without Higgins' express written consent:

          3.4.3.1 a material diminution of Higgins' status, title, position, scope of authority or responsibilities (including reporting responsibilities), the assignment to Higgins of any duties or responsibilities which are inconsistent with such status, title, position, authorities or responsibilities, Higgins ceasing to be Chairman of the Board of Directors, or any removal of Higgins from or failure to reappoint or reelect Higgins to any of such positions, except in connection with the termination of Higgins' employment for Disability, Cause, as a result of Higgins' death or by Higgins other than for Good Reason;

          3.4.3.2 a material reduction by the Company in Higgins' base salary, bonus opportunity and benefits in the aggregate as provided for in this Agreement;

          3.4.3.3 the relocation of the Company's principal executive offices to a location outside a 25-mile radius of Albany, New York or the Company's requiring Higgins to be based at any place other than Albany, New York, except for reasonable required travel on the Company's business;

          3.4.3.4 any material breach by the Company of any material provision of this Agreement; or

          3.4.3.5 the failure of the Company to obtain a satisfactory agreement from any purchaser of the Company or successor or permitted assignee of the Company to assume and agree to perform this Agreement;

provided, however, that, it shall be a condition precedent to Higgins’ right to terminate employment for Good Reason that (i) he shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period.

     3.5 Termination Without Cause or for Good Reason.

          3.5.1 In the event Higgins' employment is terminated (i) by the Company for any reason other than Cause, or the death or Disability of Higgins, or (ii) by Higgins for Good Reason, the Company shall (w) immediately pay Higgins his earned but unpaid base salary through the date of termination and accrued but unused vacation time in accordance with Company policy, (x) reimburse Higgins’ expenses incurred prior to the date of termination in accordance with the Company’s expense reimbursement policy, and (y) pay Higgins an amount equal to two (2) times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the Effective Date, (B) the end of the Contract Period, or (C) one year after the date of termination (half of which represents his bonus for such period at target), such aggregate amount to be paid, subject to Section 5.1.1 below, in equal installments over such period in accordance with the regular payroll practices of the Company. In addition, Higgins (and his covered dependents) will be entitled to continue participation in the Company’s medical, dental and vision care plans (the “Health Benefit Plans”) until the latest of (A) the third anniversary of the Effective Date, (B) the end of the Contract Period, or (C) one year after the date of termination; provided, however, that Higgins’ (and his covered dependents’) participation in the Company’s Health Benefit Plans shall cease on any earlier date that he becomes eligible for substantially similar benefits from a subsequent employer. Higgins’ participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from him) that would have applied had he continued to be employed by the Company.

          3.5.2 There shall be no requirement on the part of Higgins to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments or benefits to be made pursuant to this Agreement or any other agreement between Higgins and the Company or any of its affiliates. Except as set forth in Section 3.5.1 in the case of Health Benefit Plans, no payment or benefit under any portion of this Agreement shall be subject to offset.

SECTION 4. RESTRICTIVE COVENANTS

     4.1 Confidentiality. Higgins acknowledges a duty of confidentiality owed to the Company and shall not, directly or indirectly, at any time during or after his employment by the Company divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential or proprietary information or know-how of the Company or any of its affiliates obtained or acquired by him while so employed. All computer software and books paid for by the Company, and all records and files generated or acquired while an employee of the Company are acknowledged to be the property of and shall not be removed from the Company's possession or made use of other than in pursuit of the Company's business and, upon termination of employment for any reason, Higgins shall deliver to the Company, without further demand, all copies thereof which are then in his possession or under his control. The provisions of this Section 4.1 shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Higgins, (ii) was available to Higgins on a non-confidential basis prior to its disclosure to Higgins, (iii) becomes available to Higgins on a non-confidential basis from a source other than the Company, (iv) must be disclosed by law or by order of a court or governmental authority, or (v) is used to enforce Higgins's rights with the Company.

     4.2 Noncompetition.

          4.2.1 At any time while employed hereunder and, except as provided in the last sentence of this Section 4.2.1, for a period of one year following termination of Higgins' employment for any reason, Higgins shall not, directly or indirectly: (i) engage, anywhere in the Territory (as defined in Section 4.2.2 below), in the retail sale of music, video or related products; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to, or give financial or other assistance to, any person or entity engaging in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; or (iv) solicit or contact with a view to the engagement or employment by any person or entity of any person who is or was an employee of the Company during the one year preceding termination of Higgins’ employment, provided this will not preclude hiring any person who contacts Higgins for employment and who has not been employed by the Company at any time during the preceding 6 months. Nothing herein shall prohibit Higgins without the written consent of the Board from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Higgins' covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Higgins is in violation of the provisions hereof. Higgins shall not be bound by this

Section 4.2.1 following the termination of his employment (a) by the Company without Cause, or (b) by Higgins for Good Reason.

          4.2.2 For the purposes of this Agreement, "Territory" means the United States.

          4.2.3 If either party hereto learns of any breach or potential breach of this Agreement such party shall immediately notify the other party hereto of such event, specifying the basis therefore in reasonable detail. The Company may, in its sole discretion, afford Higgins an opportunity to remedy or otherwise cure such breach or potential breach before seeking legal redress, provided that Higgins is actively seeking to cure or remedy such breach or potential breach; but such opportunity to remedy shall be without prejudice to the right of the Company to seek and obtain injunctive or other relief.

     4.3 Injunctive and Other Relief. Higgins acknowledges and agrees that the covenants contained in Section 4.1 and 4.2 above are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Higgins of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Higgins. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Higgins of any of his obligations hereunder. In the event the Company prevails in an action to enforce its rights under Section 4.1 and 4.2 it shall be entitled to be reimbursed for its costs and reasonable attorneys' fees associated with so enforcing its rights.

SECTION 5. MISCELLANEOUS

     5.1 Reimbursement of Counsel Fees: Arbitration. The Company shall pay all reasonable legal fees, accounting fees and related expenses incurred by Higgins in connection with the preparation, negotiation and execution of this Agreement. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party, shall be entitled to recover from the other party all of its legal fees, accounting fees and related expenses incurred in any such arbitration including without limitation, all expenses of arbitration, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenditures of the types customarily incurred in connection with prosecuting, defending or investigating any arbitration, action or suit.

     5.2 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Higgins shall negotiate in good faith to provide the Company with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope to the extent necessary to cure such invalidity.

     5.3 Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Higgins, Higgins' beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing herein shall preclude (i) Higgins from designating a beneficiary to receive any benefit payable hereunder upon Higgins' death, or (ii) the executors, administrators, or other legal representatives of Higgins or Higgins' estate form assigning any rights hereunder to devisees, legatees, beneficiaries, testamentary trustee or other legal heirs of Higgins (each a "Distributee"). If Higgins should die while any amounts would still be payable to Higgins if Higgins had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Higgins' Distributee or, if there is no such Distributee, to Higgins' estate.

     5.4 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or a such other address as may be furnished in writing by either party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of a party to serve process in any other manner permitted by law.

If to the Company:

Presiding Director
Trans World Entertainment Corporation
38 Corporate Circle
Albany, N.Y. 12203

with a copy to the Company’s Chief Financial Officer

If to Higgins:

Mr. Robert J. Higgins
6 Sage Estates
Menands, N.Y. 12204

     5.5 Entire Agreement and Modification. This Agreement (and any Employee Benefit plan or agreement contemplated hereby) constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

     5.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of New York (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

     5.7 Headings; Counterparts. The headings of sections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

     5.8 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

     5.9 Indemnification. Throughout the Contract Period and for a period of five years thereafter, the Company shall indemnify and defend Higgins against all claims arising out of Higgins' activities as an officer, director or employee of the Company to the fullest extent permitted under the law of the applicable state of incorporation. In addition to the foregoing, Higgins shall, upon reasonable notice, furnish such information and proper assistance to the Company in connection with any litigation in which it is, or may become, a party.

     5.10 Excise Tax Gross-Up. In the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or any of its affiliates to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by Higgins with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Higgins shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Higgins of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Higgins retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5.10, if it shall be determined that Higgins is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed by more than $100,000 the greatest amount (the “Safe Harbor Amount”) that could be paid to Higgins such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to Higgins and the amount payable under clause (z) of Section 3.5.1 of this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 5.10.

     5.11 Section 409A.

          5.11.1 It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 5.11 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Higgins from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

          5.11.2 Notwithstanding any provision to the contrary in this Agreement, if Higgins is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A -1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A -1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Higgins’ “separation from service,” or (ii) the date of Higgins’ death (the “Delay

Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.11.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Higgins in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Higgins’ “termination of employment” (and corollary terms) with the Company shall be construed to refer to Higgins’ “separation from service” (within the meaning of Treas. Reg. Section 1.409A -1(h)) with the Company.

          5.11.3 With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

TRANS WORLD ENTERTAINMENT
CORPORATION

December 24, 2008	By:	/s/ John J. Sullivan
Name: John J. Sullivan
Title: Executive Vice President, Chief
Financial Officer & Secretary

/s/ Robert J. Higgins
December 26, 2008		ROBERT J. HIGGINS